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                                                                       EXHIBIT n

                              AMENDED AND RESTATED
                               MULTIPLE CLASS PLAN
                                       OF
                          AIM VARIABLE INSURANCE FUNDS

1. This Multiple Class Plan (the "Plan") adopted in accordance with Rule 18f-3 under the Act shall govern the terms and conditions under which the Fund may issue separate Classes of Shares representing interests in one or more Portfolios of the Fund.

2. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

         (a)      Act - Investment Company Act of 1940, as amended.

         (b) Class - a class of Shares of the Fund representing an interest in a Portfolio.

         (c) Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as authorized in a Plan of Distribution and/or agreements relating thereto.

         (d) Distribution Fee - a fee paid by the Fund to the Distributor to compensate the Distributor for Distribution Expenses.

         (e)      Distributor - A I M Distributors, Inc.

         (f)      Fund - AIM Variable Insurance Funds.

         (g) Plan of Distribution - Any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee and/or Service Fee.

         (h) Portfolio - a series of the Shares of the Fund constituting a separate investment portfolio of the Fund.

         (i) Prospectus - the then currently effective prospectus and statements of additional information with respect to a Portfolio.

         (j) Series I Shares - shall mean those Shares designated as Series I Shares in the Fund's organizing documents.

         (k) Series II Shares - shall mean those Shares designated as Series II Shares in the Fund's organizing documents.

         (l) Share - a share of beneficial interest in the Fund, as applicable.

         (m)      Trustees - the trustees of the Fund.

3.       Allocation of Income and Expenses.



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         (a)      Distribution Fees. Each Class shall bear directly any and all
                  Distribution Fees payable by such Class pursuant to a Plan of Distribution adopted by the Fund with respect to such Class.

         (b) Transfer Agency and Shareholder Recordkeeping Fees. Each Class shall bear proportionately the transfer agency fees and expenses and other shareholder recordkeeping fees and expenses incurred with respect to such Classes based on the relative net assets attributable to each such Class.

         (c) Allocation of Other Expenses. Each Class shall bear proportionately all other expenses incurred by the Fund based on the relative net assets attributable to each such Class.

         (d) Allocation of Income, Gains and Losses. Except to the extent provided in the following sentence, each Portfolio will allocate income and realized and unrealized capital gains and losses to a Class based on the relative net assets of each Class. Notwithstanding the foregoing, each Portfolio that declares dividends on a daily basis will allocate income on the basis of settled shares.

         (e) Waiver of Fees and Reimbursement of Expenses. A Portfolio's adviser, underwriter or any other provider of services to the Portfolio may waive fees payable by, or reimburse the expenses of, a Class, to the extent that such fees and expenses are payable, or have been paid, to such provider, and have been allocated solely to that Class as a Class expense. Such provider may also waive fees payable, or reimburse expenses paid, by all Classes in a Portfolio to the extent such fees and expenses have been allocated to such Classes in accordance with relative net assets.

4. Distribution Arrangements. All Shares shall be offered at net asset value and may be subject to ongoing Distribution Fees as approved from time to time by the Trustees and set forth in the Fund's Prospectus. The provisions of the Fund's Prospectus describing the distribution arrangements in detail are incorporated herein by this reference.

5. Exchange Privileges. Exchanges of Shares shall be permitted between Portfolios as follows:

         (a) Class I Shares may be exchanged for Class I Shares of another Portfolio at their relative net asset value.

         (b) Class II Shares may be exchanged for Class II Shares of another Portfolio at their relative net asset value.

6. Distribution Fees. The Distribution Fee applicable to any Class shall be those set forth in the Fund's Prospectus, relevant portions of which are incorporated herein by this reference. All other terms and conditions with respect to Distribution Fees shall be governed by the Plan of Distribution adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.


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7.       Effective Date. This Plan shall not take effect until a majority of the
         Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund, shall find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Fund as a whole.

8. Amendments. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 7 above.


Effective July 16, 2001, as amended and restated effective August 18, 2003.


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